Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust and in the related Prospectuses of our report dated November 12, 2013 with respect to the statement of revenues and certain expenses of The Humble-Pasadena Apartments for the year ended December 31, 2012, which appears in this Current Report on Form 8-K/A  of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York

Date:    November 12, 2013